                                                                      EXHIBIT 23

                         [FIRST CHICAGO NBD LETTERHEAD]

                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940

We, as members of management of NBD Bank, Custodian for the Pegasus Funds (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940 (the "Act"). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 1998 and from December 31, 1997 through June 30, 1998.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 1998 and from December 31, 1997 through June 30, 1998, with respect to securities reflected in the investment accounts of the Funds.


NBD Bank


By:

     /s/ Gary Young
     ------------------------------
         Gary Young

         December 21, 1998

                    Report of Independent Public Accountants

To the Trustees of
the Pegasus Funds:

We have examined management's assertion about the Pegasus Funds' (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of June 30, 1998, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Act. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants, and accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1998, and with respect to agreement of security purchases and sales, for the period from December 31, 1997 through June 30, 1998:

- Confirmation of all securities held by institutions in book entry form (i.e., the Federal Reserve Bank of Chicago, the Depository Trust Company, and Bankers Trust);

- Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

- Reconciliation of all such securities to the books and records of the Funds and the Custodian;

- Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with Custodian records;

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of June 30, 1998, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Pegasus Funds and the Securities and Exchange Commission and should not be used for any other purpose.

                                                            Arthur Andersen, LLP

Detroit, Michigan,
 December 21, 1998.